UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
September 27, 2011

WESTINGHOUSE SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101
Campbell, CA  95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:
 (408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, Westinghouse Solar, Inc., a Delaware corporation (the “Company”) received a written notification (the “Staff Determination”) from the Listing Qualifications Department of The NASDAQ Stock Market stating that our common stock was subject to delisting from The NASDAQ Stock Market because our stockholders’ equity was less than $2.5 million as required by the listing rules. On August 25, 2011, the Company had a hearing before The NASDAQ Hearings Panel (the “Panel”) to review the Staff Determination. At the hearing, we presented a plan to regain compliance and requested that the Panel allow us additional time within which to regain compliance.

On September 27, 2011, the Company received a letter from The NASDAQ Stock Market notifying the Company that the Panel granted the Company’s request that its common stock remain listed on the NASDAQ Stock Market, subject to the following conditions:

•
Stockholders’ Equity Requirement.  On or before November 14, 2011, the Company must (i) file with the Securities and Exchange Commission a quarterly report on Form 10-Q for the quarter ended September 30, 2011, which reflects that the Company has stockholders’ equity in excess of $2.5 million, and (ii) provide the Panel with updated projections showing continued compliance with the stockholders’ equity rule through 2011.

•
Hearings Panel Monitoring.  Until March 30, 2012 (the “monitor period”), the Company will be under an obligation to notify a Hearings Panel Monitor (the “Panel Monitor”), designated by the Panel, in the event (i) the Company’s stockholders’ equity falls below $2.5 million, or (ii) the Company falls out of compliance with any other applicable listing requirement. Should the Company not maintain compliance with the stockholders’ equity requirement and the Company does not qualify for listing under an alternative to such rule during the monitor period, the Panel Monitor will promptly conduct a hearing with respect to such deficiency, and the Company may be subject to delisting on a more expedited basis than would otherwise be the case.

In order to fully comply with the terms of this exception, the Company must be able to demonstrate compliance with all requirements for continued listing on The NASDAQ Stock Market. In the event the Company is unable to do so, its securities may be delisted from The NASDAQ Stock Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 28, 2011

WESTINGHOUSE SOLAR, INC.

By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Financial Officer